CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].
AMENDMENT TO THE INVENTORY INTERMEDIATION AGREEMENT
THIS AMENDMENT to THE INVENTORY INTERMEDIATION AGREEMENT (this “Amendment”), dated as of March 29, 2019, is made by and between (i) J. Aron & Company LLC, a New York limited liability company (“Aron”) located at 200 West Street, New York, New York 10282-2198, and (ii) PBF Holding Company LLC (“PBFH”), jointly and severally with its wholly-owned subsidiary, Delaware City Refining Company LLC (“DCRC” and collectively with PBFH, “DCR”), both Delaware limited liability companies that have a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (each of Aron and DCR are referred to individually as a “Party” or collectively as the “Parties”).
RECITALS
Aron and DCR are parties to that certain Amended and Restated Inventory Intermediation Agreement dated as of May 29, 2015 (as from time to time amended prior to the date hereof, the “Agreement”) relating to the purchase by Aron from DCR (and thereafter the sale by Aron to DCR) of the refined products specified on Schedules A and B to the Agreement upon the terms and conditions set forth therein; and
Aron and DCR wish to amend the Agreement as hereinafter provided;
Accordingly, the Parties hereby agree as follows:
Article I. Definitions; Interpretation
Section 1.01 Terms Defined in the Agreement.

(a)	Defined Terms. All capitalized terms used in this Amendment (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

(b)	Interpretation. The rules of construction set forth in Sections 1.2, 1.3, 1.4 and 1.5 of the Agreement shall apply to this Amendment as if incorporated herein in full.
Article II. Amendments to the Agreement
Section 2.01 Amendment. Upon the effectiveness of this Amendment:

(a)
The second “WHEREAS” clause in the recital to the Agreement is amended by deleting the words “the refined products specified on Scheduled A (the “Products”)” and inserting “the Products (as defined below)” in place thereof.

(b)	Section 1.1 of the Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definitions:
“Actual Initial Supplemental Inventory” has the meaning specified on Schedule Q.
“Crude Oil” means crude oil of any type or grade.
“Designated Included Locations” means all Included Locations other than the Supplemental Included Location.
“Estimated Initial Supplemental Inventory” has the meaning specified on Schedule Q.
“Initial Supplemental Inventory” means the total volumes of Products in the Supplemental Product Group located in situ in the Supplemental Included Location to be sold by DCR to Aron pursuant to this Agreement as of the Supplemental Amendment Effective Date (but not including any then-existing Excess Quantities) as determined according to the methodology set forth in Schedule Q.
“Interim Step-out Date” means July 1, 2019 at 11:59:59 p.m. EPT.
“Supplemental Amendment Effective Date” means March 29, 2019 as of 12:00:01 a.m. EPT on such date.
“Supplemental Bill of Sale” means a bill of sale, substantially similar in form and substance to the Step-in Bill of Sale, transferring to Aron all of DCR’s right, title and interest in and to the Supplemental Product volumes held at the Supplemental Included Location effective on the Supplemental Amendment Effective Date.
“Supplemental Included Location” means the Included Location identified on Schedule Q, which was added as an Included Location effective as of the Supplemental Amendment Effective Date.
“Supplemental Included Location Storage Agreement” has the meaning specified on Schedule Q.
“Supplemental Product Group” means any Product Group specified as such on Schedule A, for which the applicable Products are Supplemental Products.
“Supplemental Products” means such Products designated as “Supplemental Products” on Schedule A.

(c)	Section 1.1 of the Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:
“Corresponding Futures” means, for any Specified Period designated by DCR or otherwise established relating to an Agreed Roll Differential or Mandatory Roll Differential pursuant to the provisions of Schedule F prior to the Step-out Date that ends after the Early Termination Date, “M2” (as defined in Schedule F) relating to the Agreed Roll Differential or Mandatory Roll Differential (as applicable and, in each case, as established and agreed to by the Parties pursuant to the procedures set forth on Schedule F and as defined therein) for such Specified Period; provided that if more than one such Specified Period relating to an Agreed Roll Differential or Mandatory Roll Differential for a particular Product Group ends on the same date, then for purposes of this definition and the calculation of Specified Unwind Costs, such Specified Periods (and the Product Group volumes related thereto) shall be aggregated into a single Specified Period (and aggregate Product Group volume) to which the same Corresponding Futures relate.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 2, 2018 by and among Aron, Bank of America, N.A., PBFH, DCRC, PRCLLC, TRC and PBFH, DCRC, PRCLLC, TRC the other parties thereto, as from time to time amended.
“Products” means the refined products and Supplemental Products specified on Schedule A.
“Required Storage Arrangements” mean such designations and other binding contractual arrangements pursuant to which DCR shall provide Aron with DCR’s (and/or its Affiliates’) full right to use the third-party storage tanks and related facilities covered by such contractual arrangements in the event any other third-party locations are added as Included Locations pursuant to Section 5, including the Supplemental Included Location Storage Agreement.
“Scheduled Differential Adjustment Month” means (i) with respect to the Supplemental Product Group, each calendar month and (ii) with respect to each Product Group other than the Supplemental Product Group, the third month of each calendar quarter (except for the final month of the Term).
“Transaction Documents” means this Agreement, the Intercreditor Agreement, the Step-in Bill of Sale, the Step-out Bill of Sale, the Supplemental Bill of Sale, the Fee Letter, the Guaranties, the Bridging Agreement, the Required Storage Arrangements and any confirmations or other writings or communications that document the sales of Products from DCR to Aron or the sales of Products from Aron to DCR.
“Volume Determination Procedures” means DCR’s ordinary procedures for determining the volume of Product held in any Tank at a designated time, including the use of daily tank gauging reports, meter readings and meter tickets (if applicable), other relevant Refinery measurements or facility measurements in use and/or any other method in accordance with Accepted Industry Practice.

(d)
Section 1.1 of the Agreement is hereby amended by deleting the definitions of “Default Early Termination Margin,” “Early Termination Fee”, “Early Termination Margin,” “Specified Early Termination Fee,” and “Specified Early Termination Margin” in their entirety.

(e)	Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.1
Initial Term. Subject to Section 2.8 below, this Agreement shall be effective as of the Restatement Effective Date The Parties acknowledge and agree that (i) the Original Agreement became effective on June 26, 2013, (ii) the Commencement Date occurred, (iii) the Inventory Volumes at the end of the Initial Term as defined in the Original Agreement will carry over to the effective time of this Agreement,

(iv) all conditions precedent and all other provisions related to the inception of the Original Agreement even if repeated in this Agreement have previously been satisfied or waived, and (v) the Actual Setup Fee has been paid. This Agreement constitutes a continuation of the term of the Original Agreement under the amended and restated terms hereof, which term shall continue from the Restatement Effective Date until February 28, 2020 at 11:59:59 p.m. EPT (the “Initial Term”); provided, however, that this Agreement is subject to earlier termination as provided in Section 2.5.

(f)	Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
2.2    Renewal Term. As of the expiration of the Initial Term, DCR and Aron may, by mutual agreement and no less than 180 days prior to the expiration of the Initial Term, renew this Agreement for one additional one-year term until February 26th, 2021 at 11:59:59 p.m. EPT (or such longer term as may be agreed to by DCR and Aron) (the “Renewal Term”).

(g)	Each of Sections 2.3 and 2.4 of the Agreement is hereby amended and restated in its entirety to read as follows: “[Reserved.].”

(h)	Section 2.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.5
Termination Right Upon Aron Transaction. If Aron (directly or indirectly) consolidates or amalgamates with, merges with or into or transfers all or substantially all of its assets to another person or any such consolidation, amalgamation, merger or transfer is consummated (other than as permitted in accordance with Section 23.2), then DCR may, at its option and in its sole discretion, terminate this Agreement, without liability for any early termination fee or penalty, subject to the following terms and conditions: (i) DCR shall use commercially reasonable efforts to give Aron at least 30 days prior notice of the effective date of such termination (unless Aron has given DCR less than 60 days prior notice of such event, in which case such 30 days prior notice requirement shall not apply to DCR); (ii) provided Aron has given DCR at least 60 days prior notice of such event, DCR, in exercising such right, shall use commercially reasonable efforts to specify an early termination date that occurs on at 11:59:59 EPT on the first day of a month; (iii) DCR may exercise this right no later than 60 days after receiving notice of such event from Aron (but such right may not be exercised after the end of such 60 day period); and (iv) if DCR exercises its early termination right under this Section 2.5, the termination procedures set forth in Section 3.8 shall apply as of the applicable termination date.

(i)	Article 2 of the Agreement is hereby amended by adding a new Section 2.9 immediately after Section 2.8 thereof, which new Section 2.9 shall read in its entirety as follows:

2.9
Termination Relating to Designated Included Locations. The Designated Included Locations shall cease to be Included Locations on the Interim Step-out Date and the provisions of Section 3.8 shall be applied to the Aron Inventory then held in the Designated Included Locations as if the term “Included Locations” as used in Section 3.8 referred only to the Designated Included Locations and the term “Step-out Date”

as used in Section 3.8 referred to the Interim Step-out Date with such other adjustments to such provisions as Aron, acting in a commercially reasonable manner, shall deem reasonably necessary or appropriate to effectuate a termination of this Agreement with respect to the Designated Included Locations and the Aron Inventory held at the Designated Included Locations while not terminating this Agreement with respect to the Supplemental Included Location and the Aron Inventory held at the Supplemental Included Location, including without limitation (i) making such allocations as are reasonably necessary or appropriate for the calculation of the Step-out Payment Amount with respect to the Designated Included Locations and the Aron Inventory held at the Designated Included Locations and (ii) applying the calculations under Schedule L as if the term “Step-out Date” thereunder referred to the Interim Step-out Date and the term “Products” thereunder referred to Products at the Designated Included Locations. In addition to (and without limiting) the foregoing, DCR covenants and agrees that it will promptly execute such further amendments to this Agreement or other Transaction Documents, execute such additional Transaction Documents and take such other actions as Aron may, in a commercially reasonable manner, deem reasonably necessary or appropriate to effectuate and confirm the termination of this Agreement with respect to the Designated Included Locations and the Aron Inventory held at the Designated Included Locations. Without limiting the generality of the foregoing, the Parties agree to make such amendments to Transaction Documents and schedules, including but not limited to Schedules A and B hereof, effective as of the Interim Step-Out Date as are reasonably necessary to effectuate the removal of the Designated Included Locations.

(j)	Each of Sections 3.8.4(ii) and (vi) of the Agreement is hereby amended and restated in its entirety to read as follows: “[Reserved.].”

(k)	Each of Sections 3.8.7, 3.8.8 and 3.8.9 of the Agreement is deleted in its entirety.

(l)	Section 4.1 of the Agreement is amended by inserting a new sentence at the end thereof reading as follows:
Notwithstanding the foregoing, or anything to the contrary in Schedule F, the Supplemental Product Group shall only be subject to Mandatory Roll Differentials.

(m)	Section 4.2 of the Agreement is amended by deleting the “,” at the end thereof and inserting the following in its place:
; provided that DCR shall deliver a written statement of the initial Target Product Inventory for the Supplemental Product Group for the month of April 2019 by no later than 5:00 p.m. EPT on Wednesday, March 27, 2019.

(n)	Section 4.3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

4.3.1
(a)    No later than 5:00 p.m. EPT on Friday, June 28, 2013, DCR shall deliver to Aron a statement listing the initial Differentials to be used hereunder as of the Commencement Date, which shall amend Schedule J without further action of the Parties to reflect such Differentials. No later than the third Business Day after the delivery of the Final Inventory Quantity Report to the Parties pursuant to the procedures set forth in Schedule D, DCR shall deliver to Aron a statement listing the adjusted Differentials to be used hereunder, subject to the commercially reasonable agreement of Aron; provided that such Differentials shall thereafter from time to time be subject to further adjustment pursuant to Sections 4.3.2, 4.3.3, 4.3.4 and 4.3.5 below.

(b)    No later than 5:00 p.m. EPT on Wednesday, March 27, 2019, DCR shall deliver to Aron a statement listing the initial Differential to be used for the Supplemental Product Group hereunder as of the Supplemental Amendment Effective Date, which shall amend Schedule J without further action of the Parties to reflect such Differentials. No later than the third Business Day after the delivery of the Final Supplemental Inventory Quantity Report to the Parties pursuant to the procedures set forth in Schedule D, DCR shall deliver to Aron a statement listing the adjusted Differential to be used for the Supplemental Product Group hereunder, subject to the commercially reasonable agreement of Aron; provided that such Differential shall thereafter from time to time be subject to further adjustment pursuant to Sections 4.3.2, 4.3.3, 4.3.4 and 4.3.5 below.

(o)	Section 4.3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

4.3.2
Commencing at least 10 Business Days prior to the second-to-last Business Day of each Scheduled Differential Adjustment Month, unless the Parties otherwise agree, the Parties shall endeavor, in good faith and in a commercially reasonable manner, to agree to adjusted Differentials according to the procedures described in Schedule N. If any such adjusted Differentials are agreed to prior to the second-to-last Business Day of such Scheduled Differential Adjustment Month, the Parties will promptly confirm such agreement in writing, and such adjusted Differential shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree prior to the second-to-last Business Day of such Scheduled Differential Adjustment Month whether an adjustment to any of the Differentials is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with DCR) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N hereto, the amount, if any, by which one or more of the Differentials are to be adjusted with respect to such Scheduled Differential Adjustment Month. Promptly after making such determination, Aron shall advise DCR whether any adjusted Differentials are appropriate and the amount thereof and, if so, such adjusted Differentials shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.

(p)	Section 4.3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

4.3.3
Upon the request of either Party and prior to the second-to-last Business Day of any month that is not a Scheduled Differential Adjustment Month or a RC Differential Adjustment Month (an “Optional Differential Adjustment Month”), DCR and Aron shall discuss whether to adjust any of the Differentials relating to any Product Group (other than the Supplemental Product Group) and, if either Party believes an adjustment is appropriate, the Parties shall negotiate in good faith and in a commercially reasonable manner to agree on such adjusted Differentials. If any such adjusted Differentials are agreed to prior to the second-to-last Business Day of such Optional Differential Adjustment Month, the Parties will promptly confirm such agreement in writing, and such adjusted Differential shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree prior to the second-to-last Business Day of such Optional Differential Adjustment Month whether an adjustment to any of the Differentials is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with DCR) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N hereto, the amount, if any, by which one or more the Differentials are to be adjusted with respect to such Optional Differential Adjustment Month. Promptly after making such determination, Aron shall advise DCR whether any adjusted Differentials are appropriate and the amount thereof and, if so, such adjusted Differentials shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.

(q)
Section 4.5.1 of the Agreement is hereby amended by deleting the “.” at the end of clause (iii) thereof, inserting “; and” in its place and inserting a new clause (iv) immediately after clause (iii) reading as follows:

(iv) DCR shall not have any right to change the Reference Contract with respect to the Supplemental Product Group unless such change is expressly consented to by Aron acting in a commercially reasonable manner.

(r)	Article 5 of the Agreement is hereby amended by adding a new Section 5.5 immediately after Section 5.4 thereof, which new Section 5.5 shall read in its entirety as follows:

5.5
Without limiting the generality of the foregoing sections of Section 5, the Parties acknowledge and agree that Schedule Q (i) identifies the Supplemental Included Location that, as of the Supplemental Amendment Effective Date, has been added as an Included Location hereunder and (ii) sets forth additional terms and conditions applicable with respect to the Supplemental Product Group, the Supplemental Included Location and the Supplemental Product inventory from time to time held at the Supplemental Included Location; provided that Schedule A and Schedule B shall also be amended to reflect the addition of the Supplemental Products and Supplemental Included Location. The Parties further acknowledge and agree that the purchase and sale of Supplemental Products contemplated by Schedule Q and the Supplemental Bill of Sale shall take place on the Supplemental Amendment Effective Date. The Parties further acknowledge and agree that to the extent the additional terms and conditions set forth in Schedule Q with respect to the Supplemental Product Group, the Supplemental Included Location and the Supplemental Product inventory to be held in such Supplemental Included Location are inconsistent with or conflict with any other terms and conditions in this Agreement, the terms and conditions set forth in Schedule Q shall be controlling.

(s)	Section 9.8.1 of the Agreement is hereby amended by replacing each reference therein to “Tanks” with “Included Locations.”

(t)	Section 12.1 of the Agreement is hereby amended by inserting a new subsection 12.1.4 reading as follows:

12.1.4
Supplemental Product volumes will (a) be included in the calculation of Interim Net Payment Amount commencing with the Production Week ending on April 1, 2019, provided that the Supplemental Product volumes for March 26, 27 and 28, 2019 shall be deemed to be equal to the Supplemental Product volume for March 29, 2019; and (b) thereafter, for all subsequent Production Weeks, be determined and incorporated into the calculation of the Interim Net Payment Amount in the same manner as other Product volumes.

(u)	Section 14.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

14.1
Taxes. Each Party represents that it is registered, and covenants that it will continue to be so registered, with the applicable Governmental Authority to engage in tax-free transactions with respect to Products. Prior to the date of delivery of Products hereunder each Party shall provide to the other Party proper notification, exemption, motor fuel licenses or resale certificates or direct pay permits or other similar certificates as may be required or permitted by Applicable Law. If a Party does not furnish such certificates and licenses to the other Party or if the transaction is subject to Tax under Applicable Law because no exemption exists, the applicable Party responsible for such Tax shall reimburse and indemnify the other Party for all Taxes that the other Party remits to a Governmental Authority or that are incurred by that Party, together with all penalties and interest thereon. Each party acknowledges and agrees that it is responsible for all filings, notifications, and other similar compliance requirements that it is required to comply with under Applicable Law.

(v)	Section 15.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
15.1    Insurance Required to be provided by DCR. DCR, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by

A.M. Best, or otherwise reasonably acceptable to Aron, in respect of DCR’s receipt, handling and storage of Aron Inventory under this Agreement or the receipt, handling and storage of Aron Inventory under any Required Storage Arrangements:
15.1.1 property damage coverage on an “all risk” basis without flood, earthquake, windstorm, tsunami and terrorism exclusions in an amount sufficient to cover the market value or potential full replacement cost of all of the Aron Inventory, whichever is greater. Such insurance shall be endorsed to include Aron as loss payee with respect to the Aron Inventory. Notwithstanding anything to the contrary herein, Aron may, at its option and expense, endeavor to procure and provide such property damage coverage for the Products; provided that to the extent any such insurance is duplicative with insurance procured by DCR, the insurance procured by DCR shall in all cases represent, and be written to be, the primary coverage;
15.1.2 commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, products and completed operations liability, and sudden and accidental pollution liability coverage in a minimum amount of $10,000,000 per occurrence and $10,000,000 in the aggregate;
15.1.3 (i) workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 in the aggregate;
15.1.4 automobile liability coverage in a minimum amount of $1,000,000;
15.1.5 umbrella/excess liability coverage providing coverage on a follow- form basis with respect the coverage required under Sections 15.1.2, 15.1.3(ii) and 15.1.4 in a minimum amount of $425,000,000 per occurrence and in the aggregate; and
15.1.6 pollution legal liability coverage in a minimum amount of $100,000,000 per occurrence and in the aggregate.

(w)	Section 17.3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

17.3.3
DCR agrees that, other than in connection with a refinancing of the 7.00% senior notes due 2023 issued by PBFH (the “2023 Notes”) or the 7.25% senior notes due 2025 issued by PBFH (the “2025 Notes” and, together with the 2023 Notes, the “Senior Notes”) or the issuance of notes to effectively replace the Senior Notes, it will not incur, create, assume or guaranty any Specified Indebtedness if, in connection with such incurrence, creation, assumption or guaranty or proposed incurrence, creation, assumption or guaranty of Specified Indebtedness, the ratings assigned to the Senior Notes, or any applicable refinancing of such notes, are (or would be) lower than B3 (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto) and B (or its then-

current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto), as rated by both such rating agencies.
For the purposes of the foregoing, “Specified Indebtedness” means: the (i) obligations described in clauses (a), (b) and (f) (but only with respect to such clause (f) for obligations of third parties that are not Affiliates of DCR and are secured as described in such clause (f)), in each case as set forth in the such clauses in the definition of “Indebtedness” in the Revolving Credit Agreement; and (ii) reimbursement obligations in respect of letters of credit, letters of guaranty, bankers’ acceptable and similar instruments; provided, however, that Specified Indebtedness shall not include in any event any reimbursement obligations relating to letters of credit (w) used in the ordinary course in connection with the purchase or financing of hydrocarbon assets (including feedstocks) or the transportation thereof, (x) used in connection with any hedging obligations (including commodities, currency and/or interest rate hedges) incurred in the ordinary course of business, (y) used in connection with self-insurance obligations, insurance premiums, workers’ compensation, unemployment insurance, performance of surety bonds, bankers’ acceptances, or the satisfaction of applicable legal or regulatory requirements (including in respect of environmental and other regulatory obligations, to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, or to secure liability for premiums to insurance brokers, carriers or insurance companies or (z) additional obligations incurred in the ordinary course of business in an amount not to exceed $100,000,000 of face value of any such reimbursement obligations at any time outstanding.

(x)
Article 17 of the Agreement is hereby amended by adding new Sections 17.3.4, 17.3.5, 17.3.6 , 17.3.7 and 17.3.8 immediately after Section 17.3.3 thereof, which new sections shall read in their entirety as follows:

17.3.4    DCR agrees that it shall in all material respects perform its obligations under and comply with the terms of the Required Storage Arrangements as and when such agreements are entered into by DCR.
17.3.5    DCR agrees that it shall maintain and pursue diligently all its material rights under the Required Storage Arrangements and take all reasonable steps to enforce its rights and any rights granted to DCR thereunder as and when such agreements are entered into by DCR.
17.3.6    DCR agrees that at any time when Aron Inventory is located at the Supplemental Included Location, it shall not modify, amend or waive rights arising under any of the Required Storage Arrangements as and when such agreements are entered into by DCR without the prior written consent of Aron; provided, however, that if DCR provides Aron with notice, DCR may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not adversely affect Aron’s rights thereunder, degrade, reduce or limit the standards applicable to the operator thereunder or otherwise interfere with Aron’s rights to use the Included Locations subject thereto without the prior written consent of Aron.
17.3.7    DCR agrees that at any time when Aron Inventory is located at the Supplemental Included Location, it will promptly provide Aron copies of all communications from DCR to the operator of the Supplemental Included Location, promptly notify Aron in writing of any breach, default or event of default under the Supplemental Included Location Storage Agreement and promptly notify Aron in writing of any tanks at the Supplemental Included Location that the operator thereof removes from service for any reason and thereafter from time to time keep Aron promptly notified in writing of any changes to the status of such tanks, including any plans to restore such tanks to being in service.
17.3.8    In its capacity as agent under the Required Storage Arrangement with respect to the Supplemental Included Location, DCR covenants and agrees that it shall (i) in a diligent and timely manner, comply with Aron’s instructions with respect to the Aron Inventory shipped to or from or stored at the Supplemental Included Location, (ii) exercise all reasonable care and skill and act diligently and in good faith on behalf of Aron and, without limiting the foregoing, shall exercise a degree of care and diligence in providing agency services thereunder that is no less than the degree of care and diligence it exercises with respect to its own business and operations, (iii) provide in a timely manner all material notices to the operator of the Supplemental Included Location and other relevant third parties required by the terms and conditions of the applicable agreements and other notices to such parties as reasonably requested by Aron and diligently pursue all material and relevant claims, (iv) not allow its interests (including in its dealings with third parties and any rights it may have hereunder or under other Transaction Documents) to conflict with the duties that it owes to Aron as agent under such Required Storage Arrangement, and (v) not engage in any conduct which would reasonably be expected to adversely affect the Aron Inventory shipped to or from or stored at the Supplemental Included Location or Aron’s rights under the Required Storage Arrangement with respect to the Supplemental Included Location.

(y)	Section 18.1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
18.1.3 Other than a default more specifically described in this Section 18.1, a Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or breaches a material covenant required under this Agreement or any Transaction Document (other than Section 17.3.3 of this Agreement), which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (acting in good faith and in a commercially reasonable manner) within ten Business Days from the date that such Party receives written notice that corrective action is needed.

(z)	Article 18 of the Agreement is hereby amended by adding a new Section 18.1.9 immediately after Section 18.1.8 thereof, which new Section 18.1.9 shall read in its entirety as follows:

18.1.9    (a) DCR fails, after giving effect to any applicable notice requirement or cure or grace period, to perform its obligations under, comply with, or maintain in any material respect any Required Storage Arrangement that applies to Aron Inventory located at the Supplemental Included Location, or (b) the Supplemental Included Location Storage Agreement ceases to be in full force and effect (after giving effect to any applicable notice requirement or cure or grace periods) at any time that any Aron Inventory is located at the Supplemental Included Location.
(aa) Section 18.2.5 of the Agreement is hereby amended and restated in its entirety to read as follows:
18.2.5    DCR or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the assets of the Refinery.
(bb) Section 18.2.6 of the Agreement is hereby amended and restated in its entirety to read as follows:
18.2.6    PBFH or DCRC (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another person (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii)(A) the successor resulting from any such consolidation, amalgamation or merger or the person that otherwise acquires all or substantially all of the assets of PBFH or DCRC does not assume, either by operation of law or without amendment or modification of the applicable Transaction Documents (other than any amendments or modifications that are ministerial in nature), all of DCR’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee person, taking into account any guaranties, is materially weaker than DCR immediately prior to the consolidation, amalgamation, merger or transfer.
(cc) Section 18.2.7 of the Agreement is hereby amended and restated in its entirety to read as follows:
18.2.7    A Change of Control with respect to PBF; provided that any Early Termination Date designated by Aron as a result of such occurrence shall occur no earlier than the effective date of such Change of Control event.
(dd) Article 18 of the Agreement is hereby amended by adding a new Section 18.2.9 immediately after Section 18.2.8 thereof, which new Section 18.2.9 shall read in its entirety as follows:
18.2.9    At any time the terms and conditions of Section 17.3.3 shall not have been satisfied.

(ee) Section 18.5.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
18.5.1    Notwithstanding any other provision of this Agreement, if the Performing Party terminates this Agreement pursuant to Section 18.3.3, the Performing Party shall have the right, immediately and for 60 days thereafter, to terminate any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document and, subject to Section18.5.2, to liquidate and terminate any or all rights and obligations under this Agreement; provided that, in the event Aron is the Performing Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all of the Aron Inventory (but in any event within 60 days thereafter); and provided further that such 60 day period shall be extended to the extent that the Performing Party is subject to or required to comply with the order of any court of competent jurisdiction that limits its ability to exercise such rights or remedies or if the exercise of such rights or remedies is impracticable due to circumstances beyond the Performing Party’s reasonable control (which, with the exercise of due diligence, such Party cannot avoid or overcome). The “Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of all actual, reasonable losses and costs that are incurred by the Performing Party (expressed as a positive number) or gains that are realized by the Performing Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement, each determined in a commercially reasonable manner. The determination of the Settlement Amount shall include (without duplication): (w) for any Specified Period designated by DCR or otherwise established pursuant to the provisions of Schedule F prior to the Early Termination Date that ends after such Early Termination Date, the net present values as of the Early Termination Date of the Inventory Intermediation Roll Fees that would have become due as of the end of such Specified Period absent the early termination (where the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), (x) all Specified Unwind Costs (as determined with respect to all Corresponding Futures and aggregated into a net amount) and (y) the actual, reasonable losses and costs (or gains) incurred or realized by the Performing Party to the extent it elects to dispose of any Product inventories maintained for purposes of this Agreement. If the Settlement Amount is a positive number it shall be due to the Performing Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.

(ff)	Section 27.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
27.2    Each Party shall make reasonable efforts to monitor any proposed Change in Law that results from, or is relevant to, any Taxes, Liabilities or sanctions in respect of any gross receipts tax pursuant to Title 30 of the Delaware Code as in effect from time to time (a “Delaware Tax Change in Law”), and that may reasonably be expected to have an impact on either Party’s (or its Guarantor’s) ability to perform any of its obligations under any of the Transactions Documents in a commercially reasonable manner and shall promptly notify the other Party upon becoming aware of any such proposed Delaware Tax Change in Law.

Such notice shall identify the proposed Delaware Tax Change in Law and set out in reasonable detail the effects the notifying Party anticipates such Delaware Tax Change in Law would have upon such performance of any such Transaction Documents if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Delaware Tax Change in Law. If a Delaware Tax Change in Law results or would result in a Party or its Guarantor (the “Adversely Tax Affected Party”) incurring Taxes, Liabilities or other sanctions of a monetary nature in excess of $1,500,000 per annum solely as a result of such Party’s (or its Guarantor’s) performance of the Transaction Documents, in each case the Adversely Tax Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Delaware Tax Change in Law by providing written notice (a “Change in Tax Law Notice”) to the other Party (the “Tax Non-Affected Party”). Within seven Business Days of receipt of a Change in Tax Law Notice, the Parties shall meet in good faith with a view to identifying any steps (“Consequential Tax Steps”) that would alleviate the effects of the relevant Delaware Tax Change in Law on the Adversely Tax Affected Party, which may include an agreement between the Parties to share the relevant incremental losses incurred by the Adversely Tax Affected Party or the amendment of any Transaction Document. In identifying the Consequential Tax Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and Liabilities) existing between the Parties under this Agreement as of the Effective Date. In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 Business Days of receipt by the Tax Non-Affected Party of the Delaware Tax Change in Law Notice, then either Party may terminate this Agreement (but not the Related Agreement) by giving the other Party at least 30 Business Days advance notice of such termination which shall provide for a termination date on the first Business Day of a month.

(gg)	Section 28.2 of the Agreement is hereby amended by adding a new Section 28.2.4 immediately after Section 28.2.3 thereof, which new Section 28.2.4 shall read in its entirety as follows:
28.2.4    In accordance with the terms below, the parties may from time to time, by mutual agreement, replace Schedule N with a new Schedule N (each, a “Schedule N Change”). Each Schedule N Change shall be evidenced by an exchange of emails between the parties which shall specifically reference the new Schedule N, the effective date of such Schedule N Change and, if such Schedule N Change is known to be temporary, the date or expected date as of which such Schedule N Change is to end. Either party may initiate this email exchange, but such email exchange shall only be effective to bind the parties once the second party has responded via email in a manner sufficient to confirm its agreement to the Schedule N Change reflected in the initial email. Any matter other than a Schedule N Change that is addressed or discussed in any such email communications shall not be binding on the parties.

(hh)	Schedules A, B, C, E, F, G, I, J, K and N attached to the Agreement are hereby replaced in their entirety with Schedules A, B, C, E, F, G, I, J, K and N attached to this Amendment.

(ii)	Schedule M is hereby amended and restated in its entirety to read as follows: “[Reserved.].”

(jj)	Schedule Q attached to this Amendment is hereby added to the Agreement as a new Schedule Q thereto.

(kk)	Exhibit 3 attached to the Agreement is hereby replaced in its entirety with the Exhibit 3 attached hereto.
Article III. Miscellaneous
Section 3.01    Agreement Otherwise Not Affected; Other Transaction Documents. Except for the amendments pursuant hereto, the Agreement remains unchanged. As amended pursuant hereto, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by a Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.
Section 3.02    No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
Section 3.03    Costs and Expenses. DCR shall reimburse Aron for all “Transaction Expenses” as defined in the letter agreement dated as of March 1, 2019 between Aron and PBFH.
Section 3.04    Effectiveness; Binding Effect.
(a) This Amendment shall be binding upon, inure to the benefit of and be enforceable by DCR, Aron and their respective successors and assigns as of the date on which it has been executed by each of the Parties hereto.
(b) The execution by Aron and the effectiveness of this Amendment are subject to satisfaction of the following conditions precedent on and as of Supplemental Amendment Effective Date:
(i)    Required Storage Arrangements with respect to the Supplemental Included Location, in form and substance satisfactory to Aron, shall have been executed and delivered by all parties thereto and be in full force and effect;
(ii)    An amendment to the Intercreditor Agreement, in form and substance satisfactory to Aron, shall have been executed and delivered by all parties thereto and be in full force and effect, which amendment shall, among other things, (i) amend the term “J. Aron Inventory Intermediation Products” (as defined therein) to include the Supplemental Products, (ii) recognize the Supplemental Included Location as an Included Location and incorporate a fully updated list of Tanks and other Included Locations and (iii) acknowledge that the Agreement constitutes an “Oil Supply Agreement” and an “Off-Take Agreement”, as such terms are defined in the

Revolving Credit Agreement and that all J. Aron Inventory Intermediation Products constitute “Certain Hydrocarbon Assets”, as such term is defined in the Revolving Credit Agreement;
(iii)    DCR shall have duly executed and delivered to Aron a bill of sale, substantially similar in form and substance to the Step-in Bill of Sale, transferring to Aron all of DCR’s right, title and interest in and to the Supplemental Product volumes held at the Supplemental Included Location effective on the Supplemental Amendment Effective Date;
(iv)    Aron shall have received amendments or other written confirmations satisfactory to Aron confirming that each Guaranty in favor of Aron covers obligations under the Agreement and the Related Agreement;
(v)    DCR shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies required of DCR pursuant to Section 15;
(vi)    DCR shall have delivered to Aron a certificate signed by an appropriate officer of DCR certifying as to incumbency, due authorization, board approval and resolutions;
(vii)    DCR shall have delivered to Aron an opinion of counsel, in form and substance reasonably satisfactory to Aron, covering such matters as Aron shall reasonably request in connection with the execution of the Agreement, including (without limitation): good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; and no conflicts;
(viii)    To the extent required by Aron, updated and amended UCC financing statements shall have been prepared and be in form to be filed;
(ix)    Aron shall have received from DCR payment of or reimbursement for all out-of-pocket fees, costs, and expenses (including all reasonable attorneys’ fees and expenses) incurred by Aron in connection with the negotiation, preparation and execution of the Agreement and all other documents and transactions being executed in connection with the execution of the Agreement; and
(x)    the representations and warranties of DCR contained herein shall be true and correct in all material respects.
Section 3.05    Representations and Warranties. DCR represents and warrants as follows:
(a)    All of the representations and warranties of DCR set forth in the Transaction Documents are true and correct in all material respects on the date hereof, with the same force and effect as if made on and as of such date (except (i) for the representations and warranties which refer to an earlier date, which shall be made as of such earlier date or (ii) to the extent of changes in factual circumstances expressly permitted under the Agreement).

(b)    No Event of Default has occurred and is continuing on and as of the date hereof or will result from this Amendment becoming effective in accordance with its terms.
Section 3.06    Governing Law; Disputes; Jurisdiction. Section 22 of the Agreement (Governing Law & Disputes) shall apply to this Amendment as if incorporated herein in full.
Section 3.07    Counterparts. This Amendment may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.
Section 3.08    Entire Agreement; Amendments. The Agreement, as amended by and together with this Amendment, constitutes the entire agreement of the Parties regarding the matters contemplated herein and therein or related hereto and thereto and no representations or warranties shall be implied or provisions added hereto or thereto in the absence of a written agreement to such effect between the Parties. The Agreement, as amended by and together with this Amendment, may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in the Agreement, as amended by and together with this Amendment, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the Agreement as of the date first above written.

J. ARON & COMPANY LLC

By:	/s/ Harsha V. Rajamani
	Name:	Harsha V. Rajamani
	Title:	Managing Director

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Erik Young
	Name:	Erik Young
	Title:	Senior Vice President and
Chief Financial Officer

PBF HOLDING COMPANY LLC

By:	/s/ Erik Young
	Name:	Erik Young
	Title:	Senior Vice President and
Chief Financial Officer

SCHEDULE A
Products List
PBF Corporate Standard	Product Group
CGO	Distillate
Diesel-Strtrun	Distillate
Distillate Blendstk	Distillate
HCO	Distillate
JET A	Distillate
Jet A FTZ	Distillate
Kerosene	Distillate
Kerosene ULS	Distillate
Kerosene- Strtrun Receipts	Distillate
Kerosene-Strtrun	Distillate
LCO	Distillate
LCO Receipts	Distillate
LGO	Distillate
LGO Receipts	Distillate
No 2 HO	Distillate
No 2 HO 2000 UD	Distillate
No 2 LSD 500	Distillate
No 2 LSHO 500	Distillate
No 2 ULSD	Distillate
No 2 ULSD 15	Distillate
No 2 ULSD 15 Exp	Distillate
No 2 ULSHO 15	Distillate
Untreated Dist Blendstk	Distillate
RBOB Reg	Gasoline
ALKYLATE	Gasoline
Alkylate Receipts	Gasoline
CBOB Prm	Gasoline
CBOB Prm 12.9#	Gasoline
CBOB Prm 13.5#	Gasoline
CBOB Prm 14.5#	Gasoline
CBOB Prm 15.0#	Gasoline
CBOB Prm 7.8#	Gasoline
CBOB Prm 9.0#	Gasoline
CBOB Reg	Gasoline
CBOB Reg 10.0#	Gasoline
CBOB Reg 12.9#	Gasoline
CBOB Reg 13.5#	Gasoline
CBOB Reg 14.5#	Gasoline
CBOB Reg 15.0#	Gasoline

CBOB Reg 7.8#	Gasoline
CBOB Reg 9.0#	Gasoline
Cnv Prm 93 9.0#	Gasoline
Cnv Reg	Gasoline
Gasoline Blendstk	Gasoline
Gasoline Blendstk Receipts	Gasoline
Gasoline-Cat	Gasoline
Gasoline-Hvy Cat	Gasoline
Gasoline-Lt Cat	Gasoline
Gasoline-Lt Strtrun	Gasoline
Gasoline-Poly	Gasoline
Naphtha	Gasoline
Naphtha Shipments	Gasoline
Naphtha-Hvy Cat	Gasoline
Naphtha-Hvy Coker	Gasoline
PBOB Prem	Gasoline
PBOB Prm	Gasoline
PBOB Prm 11.5#	Gasoline
PBOB Prm 13.5#	Gasoline
PBOB Prm 15.0#	Gasoline
PBOB Prm V2	Gasoline
PBOB Prm VI	Gasoline
Raffinate	Gasoline
RBOB Reg	Gasoline
RBOB Reg	Gasoline
RBOB Reg 11.5#	Gasoline
RBOB Reg 13.5#	Gasoline
RBOB Reg 15.0#	Gasoline
RBOB Reg Vl	Gasoline
RBOB RegV2	Gasoline
REFORMATE	Gasoline
Reformate Receipts	Gasoline
Reformate-Hvy	Gasoline
Reformate-Lt	Gasoline
Reformate-Lt Receipts	Gasoline
Reg Gasoline for Exp	Gasoline
Untreated Gasoline Blendstk	Gasoline
Castilla	Supplemental Product
CPC	Supplemental Product
Urals	Supplemental Product
Caspian Pipeline	Supplemental Product
Hibernia	Supplemental Product

	SCHEDULE B
	Tank List
	Effective Date March 29, 2019
Facility	Tank List	Typical Contents
Delaware City Refinery	44	Naphtha
Delaware City Refinery	45	LCO
Delaware City Refinery	47	Heavy Cat Naphtha
Delaware City Refinery	48	Straight Run Diesel
Delaware City Refinery	50	Light Cycle Oil
Delaware City Refinery	51	Untreated Straight Run Kerosene
Delaware City Refinery	73	Heavy Coker Naphtha
Delaware City Refinery	135	Heavy Cycle Oil
Delaware City Refinery	136	PBOB Prm 13.5#
Delaware City Refinery	137	PBOB Unl Prem 15.0# RVP
Delaware City Refinery	139	No 2 ULS (15 ppm) Diesel
Delaware City Refinery	145	Heavy Cycle Oil
Delaware City Refinery	146	PBOB Unl Prem VOC1
Delaware City Refinery	147	PBOB Unl Prem 15.0# RVP
Delaware City Refinery	149	No 2 ULS (15 ppm) Diesel
Delaware City Refinery	150	No 2 ULSD 15
Delaware City Refinery	161	CBOB Unl Reg 15.0# RVP
Delaware City Refinery	162	RBOB Unl Reg 15.0# RVP
Delaware City Refinery	163	RBOB Unl Reg 15.0# RVP
Delaware City Refinery	165	Gasoline-Hvy Cat
Delaware City Refinery	166	Heavy Reformate
Delaware City Refinery	167	Raffinate
Delaware City Refinery	182	RBOB Unl Reg 15.0# RVP
Delaware City Refinery	183	RBOB Unl Reg 15.0# RVP
Delaware City Refinery	185	Heavy Cat Gasoline
Delaware City Refinery	187	Naphtha
Delaware City Refinery	202	Light Reformate
Delaware City Refinery	203	Naphtha
Delaware City Refinery	204	Heavy Reformate
Delaware City Refinery	205	Heavy Reformate
Delaware City Refinery	221	Light Straight Run Gasoline
Delaware City Refinery	222	Alkylate
Delaware City Refinery	223	Naphtha
Delaware City Refinery	224	Alkylate
Delaware City Refinery	241	Naphtha
Delaware City Refinery	242	Naphtha
Delaware City Refinery	243	Distillate Blendstock
Delaware City Refinery	244	Distillate Blendstock
Delaware City Refinery	245	Distillate Blendstock
Delaware City Refinery	246	Distillate Blendstock
Delaware City Refinery	248	Light Cycle Oil

Delaware City Refinery	261	Naphtha
Delaware City Refinery	263	Distillate Blendstock
Delaware City Refinery	265	Distillate Blendstock
Delaware City Refinery	266	Distillate Blendstock
Delaware City Refinery	283	No 2 ULS (15 ppm) Diesel
Delaware City Refinery	284	No 2 ULS (15 ppm) Diesel
Delaware City Refinery	264	Distillate Blendstock
PBF Logistics Paulsboro Terminal	10	Crude Oil
PBF Logistics Paulsboro Terminal	11	Crude Oil
PBF Logistics Paulsboro Terminal	12	Crude Oil
PBF Logistics Paulsboro Terminal	13	Crude Oil
PBF Logistics Paulsboro Terminal	15	Crude Oil
PBF Logistics Paulsboro Terminal	101	Crude Oil
PBF Logistics Paulsboro Terminal	102	Crude Oil
PBF Logistics Paulsboro Terminal	103	Crude Oil

SCHEDULE C
Product Benchmarks
[*****]

SCHEDULE E
Maximum and Minimum Inventories
[*****]

SCHEDULE F
Roll Procedures
[*****]

SCHEDULE G
Monthly True-Up Amounts
[*****]

SCHEDULE I
[*****]

SCHEDULE J
Differentials
[*****]

SCHEDULE K

Notices

If to the Company, to:

PBF Holding Company LLC
1 Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(973) 455-7500

General Notices

Thomas L. O’Connor	Trecia M. Canty
Senior Vice President	Senior Vice President, General Counsel
(973) 455-7545	(973) 455-7500
Thomas.O’Connor@pbfenergy.com	Trecia.Canty@pbfenergy.com

John Luke
Treasurer
(973) 455-7518
John.Luke@pbfenergy.com

Supply and Trading

Richard Miller	Joe Costello
Director - Risk Management	Manager - Futures
(973) 455-7542	(973) 455-7552
Richard.Miller@pbfenergy.com	Joe.Costello@pbfenergy.com

Inventory Accounting

Michael Spagnolo
Director - Commercial Accounting
(973) 254-4517
Michael.Spagnolo@pbfenergy.com

Billing

David Quackenbush	Karen Wisniewski
Director - Billing & Inventory	Supervisor Billing
(973) 455-8952	(973) 254-4488
David.Quackenbush@pbfenergy.com	Karen.Wisniewski@pbfenergy.com

Schedule K-1

Payments

Danielle Washington	Carol Morrison
Treasury Analyst	Treasury Analyst
(973) 455-7558	(973) 455-7536
Danielle.Washington@pbfenergy.com	Carol.Morrison@pbfenergy.com

If to Aron, to:

Trading and Sales:

Simon Collier	Chrissy Benson
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
(212) 357 4304	(212) 902 0776
Simon.Collier@gs.com	Christine.Benson@gs.com

Sara Lachapelle	Harsh Rajamani
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
(212) 357 4304	(212) 357 2674
Sara.Lachapelle@gs.com	Harsh.Rajamani@gs.com

Jeff Fernandez
200 West Street
New York N.Y. 10282
(212) 343 1535
Jeffrey.Fernandez@gs.com

Scheduling/Logistics:

Kate Kim	Rob Quigley
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
Direct: (212) 902 5653	Direct: (212) 343 8627
Hotline: (212) 902 7349	Hotline: (212) 902 7349
Fax: (212) 493 9847	Fax: (212) 493 9847
ficc-jaron-oilops@ny.email.gs.com	ficc-jaron-oilops@ny.email.gs.com

Tim McEndy
200 West Street

Schedule K-2

New York N.Y. 10282
Direct: (212) 902 2981
Hotline: (212) 902 7349
Fax: (212) 493 9847
ficc-jaron-oilops@ny.email.gs.com

Confirmations:

Primary:	Alternate:
Chris Chapman	Ava Giuliano
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
Tel: (917) 343 6193	Tel: (212) 902 1157
Fax: (212) 493 9846	Fax: (212) 493 9846
gs-commod-ny-phys@ny.email.gs.com	gs-commod-ny-phys@ny.email.gs.com

Payments/Invoicing/Statements:

Primary:	Alternate:
Eric Hudson	Laura Carlson
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
Tel: (917) 343 8327	Tel: (212) 902 4220
Fax: (646) 835 8748	Fax: (646) 835 8748
ficc-struct-sett@ny.email.gs.com	ficc-struct-sett@ny.email.gs.com

Structured Deal Integration:

Lindsay McInally
200 West Street
New York N.Y. 10282
Tel: (212) 902 0506
Lindsay.McInally@gs.com

General Notices:

John Thomas
200 West Street

Schedule K-3

New York N.Y. 10282
Tel: (212) 902 1806
Fax: (212) 855 0667
John.Thomas@gs.com

Schedule K-4

SCHEDULE N
Differential Adjustment Determination Procedures
[*****]

SCHEDULE Q
Additional Terms and Conditions Relating to Supplement Product Group and Supplemental Included Location
[*****]

Exhibit 3
Form of Daily and End of Month Inventory Report of “Outright” Tank Inventories
[*****]